Exhibit 99.1

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Genco Shipping & Trading Limited Announces Completion of Scrubber Program

NEW YORK, January 29, 2020 – Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) announced today the completion of its exhaust gas cleaning systems (“scrubbers”) program which consisted of installing scrubbers on Genco’s 17 Capesize vessels. This represents a key pillar of our previously announced comprehensive plan towards compliance with International Maritime Organization (“IMO”) regulations that limit sulfur emissions from vessels to 0.5% down from 3.5% on a global basis to improve air quality.

John C. Wobensmith, Chief Executive Officer, commented, “The execution of our scrubber program marks an important step for Genco in what was the busiest drydocking period in Company history. The completion of this initiative has enabled us to comply with IMO 2020 regulations in a manner that meaningfully reduces sulfur emissions and strengthens our future prospects. Specifically, given the timely nature of our scrubber retrofits on our Capesize vessels, we have been able to capture the differentials between compliant and high sulfur fuel so far in the early stages of compliance, significantly de-risking the initial investment. With no scheduled drydockings for our Capesize vessels for the balance of 2020, we plan to maximize fleet-wide utilization for these vessels while re-implementing our active chartering approach. As such, we strategically repositioned select Capesize vessels after the completion of their scrubber installations towards the Atlantic Basin during the end of 2019 to better capture market fundamentals. With a sizeable fleet and strong balance sheet, including an estimated $162 million of cash as of December 31, 2019, Genco remains poised to capitalize on favorable long-term drybulk supply and demand fundamentals, while creating near-term shareholder value through our regular quarterly cash dividend policy of $0.175 per share.”

In addition to the installation of scrubbers on our 17 Capesize vessels, the balance of our fleet consisting of minor bulk vessels is consuming ultra-low sulfur compliant fuel.

Timing of Scrubber Installations (Number of Vessels)
Scrubbers Installed By:	Scrubbers Installed (Cumulative)	Capesize Fleet	Completion Rate
September 30, 2019	8	17	47%
December 31, 2019	16	17	94%
January 17, 2020	17	17	100%

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of January 29, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, one Panamax, six Ultramax, 20 Supramax and 11 Handysize vessels with an aggregate capacity of approximately 4,942,000 dwt and an average age of 9.7 years.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are our ability to promote utilization of our vessels and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

The estimated cash amount as of December 31, 2019 set forth in this release is an estimate only and is subject to change.